EXHIBIT 99.1

PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical to Present at the Canaccord Genuity Musculoskeletal Conference

Warsaw, Indiana, January 31, 2012 – Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced today that Thomas J. Sullivan, President and Chief Executive Officer is scheduled to present at the Canaccord Genuity Musculoskeletal Conference in San Francisco.

Event: Canaccord Genuity Musculoskeletal Conference

Date: Tuesday, February 7, 2012

Time: 1:20 p.m. PT / 4:20 pm ET

A live webcast of the presentation will be available on Symmetry Medical’s website at www.symmetrymedical.com. A replay of the webcast will be available for 30 days after the date of the presentation.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

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